Exhibit 10.2
REVLON EXECUTIVE SEVERANCE PAY PLAN
(Effective April 1, 2009)
SUMMARY PLAN DESCRIPTION
PURPOSE
It is the intent of the Revlon Executive Severance Pay Plan (the “Plan”) to provide non-binding guidelines for the granting of separation pay, and other benefits, to certain employees that have been terminated for reasons unrelated to performance or conduct. This Plan is intended to provide some financial support for an employee during a time period after separation to enable him/her to seek new employment, relative to his or her position and tenure.

The information in this document is your Summary Plan Description provided in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
In addition, the benefits provided by this Plan do not create a contract of employment or confer any right of any person to be retained in the employ of the Company. Revlon Consumer Products
Corporation reserves the right to change or discontinue the Plan (and/or these benefits), in whole or in part, at any time and for any reason, without advance notice to eligible employees and/or their dependents or beneficiaries.
This document supersedes all earlier descriptions of the Plan and Plan documents.
APPLICATION
This Plan applies to all eligible terminations of employment, on or after the effective date of April 1, 2009, by Revlon Consumer Products Corporation and participating employers in the United States (the “Company”). This Plan document supersedes any and all prior Plan descriptions, including, without limitation, the Revlon Executive Severance Pay Plan as amended effective September 21, 2006. The acceptance of any separation pay, or other benefits, under this Plan shall constitute a waiver of any severance or separation pay the employee would have been entitled to under any other severance or separation pay plans, programs, policies or practices of the Company.

ELIGIBILITY
An employee is eligible to participate in the Plan if:
•	The employee is employed by the Company as defined above;

•	The employee is classified in executive grades 13 or equivalent and above;

•	The employee executes and complies with the terms of a release and confidentiality agreement satisfactory to the Company in its sole discretion;

•	The employee executes and complies with the terms of the Company’s Employee Agreement as to Confidentiality and Non-Competition then in effect during all periods of employment and during all periods for which separation pay is provided; and

•	The employee is terminated due to circumstances other than those described in the “Exclusions” section of this Plan.
In all cases, separation pay is awarded at the Plan Administrator’s discretion.
A person will not be eligible to participate in the Plan if he or she has been classified by the Company as an independent contractor in accordance with the Company’s standard personnel practices, regardless of whether such person may thereafter be held to be a common law employee of the Company by a court, the Internal Revenue Service or any other relevant federal, state or local governmental authority or agency.
EXCLUSIONS
1.	Separation pay will not be granted, under any circumstances, to an employee who leaves the Company voluntarily, including, without limitation, by:
a.	Resignation; or

b.	Retirement, including, but not limited to, retirement under the terms of the Revlon Employees’ Retirement Plan or any other pension plan that might be provided by the Company.
2.	Separation pay will not be granted to an employee who is discharged for good reason as determined by the Company in its sole discretion, including, without limitation, for:
a.	Unsatisfactory work performance, conduct or attitude, including, but not limited to: poor quality of work; lack of dependability; poor communication; inability to develop satisfactory internal and/or external relationships; poor judgment; poor organizational abilities; inability to handle volume of work; lack of job knowledge or technical skills; inability to work independently; lack of motivation; ineffectual problem solving; or inability to make decisions;

b.	Violation of Company policy, including, without limitation, the Code of Business Conduct;

c.	Misappropriation or unauthorized disclosure of confidential information, trade secrets or corporate opportunities;

d.	Violation of the Employee Agreement as to Confidentiality and Non-Competition;

e.	Negligent failure to safeguard Company property or negligently defacing or destroying Company property;

f.	Engaging in physical violence or threatening conduct in connection with employment;

g.	Insubordination;

h.	Commission of an act which constitutes a felony or misdemeanor under applicable Federal, State, foreign or local law;

i.	Unlawful manufacture, distribution, dispensation, possession or use of a controlled substance on Company premises or while conducting Company business off Company premises;

j.	Misappropriation, falsification and/or unauthorized alternation of Company records;

k.	Possession of firearms or lethal weapons of any kind on Company premises or while conducting Company business off Company premises, without Company authorization;

l.	Conflict of interest, not duly reported and approved in accordance with the Company’s Conflict of Interest Policy;

m.	Sabotage, malicious adulteration of product, or industrial espionage; or

n.	Commission of any other act that is detrimental to the Company’s business or reputation.
3.	Separation pay will not be granted where the Company sells or otherwise disposes of the business or unit in which the employee was employed, and either:
a.	the employee accepts employment with the buyer of those operations, or

b.	the employee rejects an offer of employment by the buyer involving compensation and benefits substantially equivalent, taken as a whole, and determined in the

Company’s sole discretion, to the employee’s compensation and benefits with the Company.
4.	If subsequent to the commencement of separation pay the Company discovers that the employee committed acts while employed which would have constituted good reason under paragraph 2 above, or discovers that the employee at any time violated either of the release and confidentiality agreement described in the ELIGIBILITY Section above or the Employee Agreement as to Confidentiality and Non-Competition described above, the Company may cease further separation payments and may require the employee to reimburse the Company for all separation payments previously made.
ADMINISTRATION
1.	Separation Pay: There is no guarantee of any amount of separation pay or benefits to any employee. However, separation benefits may be awarded at the discretion of the Plan Administrator based upon factors such as the employee’s position and length of service with reference to the Separation Pay Guidelines below or otherwise, provided that the employee meets all of the eligibility requirements described in the “Eligibility” section hereof. In determining whether, and how much separation pay, to award in any individual case the Plan Administrator may, in its sole discretion, consider the circumstances of the employee’s termination and the employee’s tenure and performance history, among other factors. For purposes of the application of the Separation Pay Guidelines, 4 weeks of severance shall be considered one calendar month.
Separation Pay Guidelines

Supplemental
Severance Period 2
		weeks Per Full Year of	Total Maximum
Executive		Service to a Maximum	Combined Benefit
Grade Level	Basic Severance Period	of:	(“Severance Period”)
20 and above	12 months	6 months	18 months
16 - 19	6 months	6 months	12 months
13 - 15	3 months	9 months	12 months
2.	Method of Payment: Generally, if separation benefits are awarded, an eligible employee’s base salary will continue at the same rate, and in the same manner, as was in effect on the date of his or her termination, for the duration of the severance pay period. However, the Company, in its sole discretion, may elect to pay separation benefits in any form.

Notwithstanding any provision herein, in all cases, separation benefits awarded under this Plan will be paid in good faith compliance, and in an amount, time and manner in compliance, with the terms and requirements of the Internal Revenue Code, including, without limitation, and, to the extent required by, Section 409A and any successor provisions, without the Company or the employee incurring additional taxes, penalties or fees pursuant to Internal Revenue Code Section 409A. Among other things, if the terminated employee is a “Specified Employee” under Section 409A, the Company will award separation benefits to such employee pursuant to the terms and conditions of this Plan if such termination constitutes a “separation from service” under Section 409A. To the extent required under Section 409A, the Company will not make any such payments until at least six months after such employee’s “separation from service”. Upon expiration of such 6-month period or as otherwise provided by Section 409A, the Company will pay such employee a lump-sum equal to all payments that would otherwise have been paid to such employee pursuant to the terms and conditions of this Plan from the date of his or her “separation from service” through the expiration of such 6-month period. Upon expiration of such 6-month period, the Company will make the payments at the rates and times set forth in this Plan. Notwithstanding the foregoing, in the event the Company makes a good faith determination that benefits payable under this Plan are not subject to, or are made in a manner compliant with, Section 409A, then the Company shall not be liable for any taxes or penalties imposed on any person by a contrary determination of the Internal Revenue Service or any court of law.
If severance pay or benefits under this Plan result from termination of employment due to a change of control of Revlon, Inc., the amounts scheduled may, if the Company elects in its sole discretion in the case of any particular employee, be cut back as necessary to prevent the employee from incurring the 20% excise tax imposed under federal law on executives who receive “golden parachute” awards.
3.	Tax Withholding: Required Federal, State and local taxes will be withheld from all payments made under this Plan in accordance with applicable law.

4.	Reduction for Pension Enhancement: If an employee is involuntarily terminated in connection with a reduction in force or layoff implemented by the Company, for which the Company in its sole discretion has elected to provide for enhanced pension benefits under any pension plan maintained by the Company, the amount payable to the employee pursuant to this Plan shall be reduced by the Actuarial Value of such enhanced pension benefits if the employee is eligible (with or without such enhanced pension benefits) to receive an immediate pension under such plan as of his or her date of termination. For purposes of this Section, the Actuarial Value of any enhanced pension benefits made available to the employee shall be determined based on the actuarial assumptions and methodologies used with respect to the plan to determine liabilities in accordance with the Statement of Financial Accounting Standards No. 87 (Employers’ Accounting for Pensions) or any amendments thereto or any successor standards.

5.	Coordination of Separation Pay Benefits: Separation pay benefits awarded to the employee shall be reduced by compensation payable to the employee as a result of (a) other severance or termination payments (other than unpaid vacation) due from sources other than this Plan; and (b) any payments required by federal, state or local law in any jurisdiction and/or foreign laws, rules, regulations or practices, because of the termination of the employee’s employment or any related notice requirement, including, without limitation, under the

W.A.R.N. Act or any local equivalent, including termination, indemnity, redundancy pay or pay in lieu of notice.
6.	Other Benefits:
a.	Continuation of Medical/Dental/Vision/Employee Assistance Benefits: If an eligible employee (and/or his or her dependents) participates in the Medical, Dental, Vision Care and/or Employee Assistance programs under the Company’s Master Welfare Benefit Plan (together, the “Benefit Programs”) at the time of employment termination, the employee (and/or his or her dependents) will be permitted to continue such participation in the Benefits Programs as provided by federal law (“COBRA”); provided that the employee timely elects to participate in such benefits and makes any and all premium payments set forth in this Section 6(a) in such manner as required and acceptable to the Company. For the Severance Period, the employee may continue participation in such Benefit Programs by continuing to pay premiums to the Company at the contribution level in effect for active employees until the earliest to occur of (1) the end of any Severance Period; (2) the expiration of the maximum required period for continuation coverage under applicable federal law for which the employee would be eligible; or (3) when the employee becomes covered by medical, dental and/or vision plans of another employer or becomes eligible for Medicare. Upon expiration of the Severance Period, the employee may continue to participate in the Benefit Programs under COBRA for the remainder of the maximum period for continuation coverage required under applicable federal law for which the employee would be eligible by the employee paying premiums to the Company at the applicable rate for COBRA continuation contributions; provided that to remain eligible for such period the employee (and/or his or her dependents) must (i) make any and all premium payments at the full rate applicable for COBRA continuation contributions, in such manner as required and as acceptable to the Company; and (ii) submit evidence of non-coverage as the Company may request from time to time. Continued participation in the Company’s other group welfare benefit plans will be governed by the terms and conditions of the plans as in effect when employment terminates, provided that if such plans are amended as to the group of employees in which the employee was included at the time of termination, the newer provisions shall apply.

b.	The Revlon Health Care Flexible Spending Program: If an eligible employee participates in The Revlon Health Care Flexible Spending Program at the time of termination, he or she may be eligible to continue participation under the provision of COBRA, as amended, on an after-tax basis.

c.	Outplacement Services: The Company, in its sole discretion, may provide outplacement services to employees upon termination.

d.	Other Plans, Policies and Programs: This Plan is not intended to describe the provisions or administrative practices of any other plan, policy or program. Any benefits that may be available under any other such plan, policy or program must be determined solely in accordance with the terms and administrative provisions of such plan, policy or program, as in effect at the time of termination.
7.	Non-Competition: The non-competition provision of the Employee Agreement as to Confidentiality and Non-Competition shall remain in effect for the full duration of the period that severance benefits are awarded under this Plan without regard to the schedule, form or manner of payment.

8.	Employment Contracts or Other Written Agreements In Effect: If, on the date of termination, an employment contract or other written agreement between an eligible employee and the Company is in effect, which sets forth the separation pay and other benefits payable to such eligible employee upon termination, then, unless otherwise provided by the terms of such written agreement, the eligible employee will be entitled to the greater of the separation pay and other benefits provided for in such employment contract or agreement, or the separation pay and other benefits payable in accordance with this Plan.

9.	Non-Uniform Determinations: The Plan Administrator’s determinations under this Plan need not be uniform and may be made selectively among the persons who receive, or are eligible to receive, awards hereunder (whether or not such persons are similarly situated).

10.	Plan Construction: Revlon Consumer Products Corporation has the final authority with respect to the construction, interpretation and application of the terms of the Plan and the eligibility for separation pay or other benefits under this Plan. Revlon Consumer Products Corporation’s decisions in all such matters are final and binding. Employees who have questions with respect to this Plan may contact Revlon Consumer Products Corporation’s senior-most Human Resources executive or his/her designee.
AMENDMENT OR TERMINATION OF PLAN
Revlon Consumer Products Corporation reserves the right to amend, modify or terminate this Plan or any portion of it at any time, and for any reason, in each case without advance notice to eligible employees and/or their dependents and/or beneficiaries. Any such action may be effected by actions of the Board of Directors of Revlon Consumer Products Corporation or officers expressly authorized by the Board. Any such action shall be in writing.
LEGALLY REQUIRED INFORMATION ABOUT THE PLAN
Plan Administrator and Plan Administration
The Plan Administrator is Revlon Consumer Products Corporation. Revlon Consumer Products Corporation may allocate and assign any of its responsibilities and duties for the operation and administration of the Plan to such other person or persons as it determines is appropriate.

The Plan Administrator has complete discretionary authority to interpret the Plan and determine any and all questions or disputes relating to the Plan, including but not limited to eligibility for benefits under the Plan. The Plan Administrator’s decisions regarding the Plan and Plan benefits are final, conclusive and binding.
The Plan Administrator may be contacted at:
Revlon Consumer Products Corporation
  Attention: Executive Vice President, Human Resources
237 Park Avenue
New York, New York 10017
212-527-4000
Agent for Service of Legal Process
Service of legal process may be made to the General Counsel, Revlon Consumer Products Corporation at the address given below for the Plan Sponsor.
Plan Information
Lead Employer and Plan Sponsor:
Revlon Consumer Products Corporation
237 Park Avenue
New York, New York 10017
212-527-4000
A list of the other participating employers may be obtained upon written request to the Plan Administrator or may be examined, without charge, at the Plan Administrator’s office.
Employer Identification Number (EIN): 13-3662953
Plan Name: Revlon Executive Severance Pay Plan
Plan Number: 507
Plan Year

The Plan’s plan year for purposes of maintaining the records of the Plan is the calendar year.

Type of Plan and Funding
The Plan is a severance pay plan which is intended to constitute an employee welfare benefit plan under ERISA and is not a qualified plan under the Internal Revenue Code. The Plan is unfunded. As an unfunded plan all benefits are paid from the general assets of the Company. No funds are set aside or held in trust to secure any benefits that may be offered to eligible employees under the Plan.
Governing Law
The Plan and all rights thereunder shall be governed by the laws of the State of New York, except to the extent preempted by ERISA.
Benefit Claims Procedure
An awarded benefit under the Plan will be paid to you as a matter of course; accordingly, there is no need to file a claim for Plan benefits with the Plan Administrator other than completing any administrative forms which may be required by the Plan Administrator, as well as the release and confidentiality agreement and the Employee Agreement as to Confidentiality and Non-Competition prescribed by the Company.
If you feel you are entitled to a benefit under the Plan and did not receive it, you must file a written claim for benefits with the Plan Administrator within six months of your separation from your employment with the Company. If you dispute the amount of your benefit under the Plan, you may file a claim with the Plan Administrator. Benefit claim determinations will be made in accordance with the terms of the Plan and any administrative procedures adopted under the Plan.
A request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Plan Administrator will furnish you with a written notice of this denial. This written notice must be provided to you within 90-days after the receipt of your claim by the Plan Administrator. In certain circumstances the Plan Administrator may take an additional 90-days to make its decision if it notifies you prior to the expiration of the initial 90-day period that it needs this time, the reasons for this extension and the date by which it expects to render its benefit determination. You may, but are not obligated to, agree to any other extension of time for a decision on your claim. The period of time within which a benefit determination is required to be made will begin at the time a claim is filed, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
A written notice of denial of your benefit claim will contain the following information:
•	the specific reason or reasons for the adverse determination;

•	specific reference to those Plan provisions on which the denial is based;

•	a description of any additional information or material necessary to correct your claim and an explanation of why such material or information is necessary; and

•	a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your or your beneficiary’s right to right to file a suit under section 502(a) of ERISA following an adverse benefit determination on review.
If your claim has been denied, and you wish to submit your claim for review, you must follow the “Claims Appeal Procedure” described below.
Claims Appeal Procedure
If your claim for benefits is denied, you or your duly authorized representative may file an appeal of the adverse determination with the Plan Administrator which will review your claim and the initial adverse determination. You or your duly authorized representative must file your appeal of the denial within 60 days after you receive notification that your benefit claim is denied. You will have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. In addition, you will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. A document, record, or other information will be considered “relevant” to a claim if such document, record, or other information (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with administrative processes and safeguards, to the extent required by regulations and other guidance of general applicability issued by the Department of Labor.
In its review the Plan Administrator will take into account all comments, documents, records, and other information submitted relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator will review your claim within 60 days after the Plan Administrator’s receipt of your written request for review of your claim. There may be special circumstances when this 60-day period may be extended by the Plan Administrator to up to 120 days after receipt by the Plan Administrator of your request for review of your claim. You will receive advance written notice of an extension of the 60-day review period prior to the expiration of the initial 60-day period which will state the reasons for this extension and the date by which the Plan Administrator expects to render its benefit determination. You may, but are not obligated to, agree to any other extension of time for a decision on your appealed claim. The period of time within which a benefit determination on review is required to be made will begin at the time an appeal is filed, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that the review period is extended due to your failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be suspended from the date on which the notification of the extension is sent to you until the earlier of 45 days from the date of such notification or the date on which you respond to the request for additional information. If you do not provide the requested information, your claim may be denied on appeal. The Plan Administrator will provide you with written or electronic notice of its decision on your appealed claim.
If your claim is denied on appeal, the Plan Administrator’s decision on your claim on appeal will be communicated to you in writing and will contain (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific Plan provisions on which the benefit determination is based; (iii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and (iv) a statement describing your right to file a law suit under section 502(a) of ERISA.
If you do not timely utilize the Plan’s benefit claims procedures provided above, including the claims appeal process, it is possible that any further legal action you pursue may be dismissed due to your failure to “exhaust” the Plan’s administrative claims review process.
ERISA Rights Statement
As a participant in the Revlon Separation Pay Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that employee benefit plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
     Examine, without charge, at the Plan Administrator’s office, all documents governing the plan, including a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, if applicable.
     Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including copies of the latest annual report (Form 5500 Series), if applicable, and any updated summary plan description. The Administrator may require a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
     In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
Enforce Your Rights
     If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court, after following the claims and appeals process described above in the section entitled “Benefit Claims Procedure” above. If you fail to fully and timely utilize the Plan’s administrative claims and appeals process, it is possible that any suit you file may be dismissed due to your failure to “exhaust” the Plan’s claims and appeals process. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
     If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this Statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
The above statement of your ERISA rights was created by the U.S. Department of Labor and is required by law. By including the statement of your ERISA rights, the Plan Administrator, the Company, the plan fiduciaries and their agents make no representation about the legal accuracy of its content. The statement of your ERISA rights should in no way be construed as legal advice.

The information in this document is your Summary Plan Description provided in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
In addition, the benefits provided by this Plan do not create a contract of employment or confer any right of any person to be retained in the employ of the Company. Revlon Consumer Products
Corporation reserves the right to change or discontinue the Plan (and/or these benefits), in whole or in part, at any time and for any reason, without advance notice to eligible employees and/or their dependents or beneficiaries.
This document supersedes all earlier descriptions of the Plan and Plan documents.